Contact:  Jillian Bartley at LANB, 505-954-5425, jillianb.@lanb.com
Date:  March 21, 2016
FOR IMMEDIATE RELEASE:  LANB Announces the Appointment of Chief Wealth Strategies and Fiduciary Officer, William "Bill" Zaleski
Santa Fe, N.M. – March 21, 2016 – Los Alamos National Bank (LANB) is pleased to announce the appointment of William "Bill" Zaleski as Chief Wealth Strategies and Fiduciary Officer, effective immediately.  His responsibilities include leading the company's strategic planning for wealth initiatives, as well as overseeing the execution of fiduciary and regulatory responsibilities
"I am pleased to welcome Bill to LANB," states John Gulas, Chief Executive Officer. "His rich leadership, fiduciary and wealth management experience will augment our existing expertise and enhance our Wealth Strategies department.  I am confident that under his leadership our Private Client, Trust and Investment Services will excel."
Zaleski's previous accomplishments include developing and building two trust companies for New York Life, as well as serving as President, CEO and Director of both. He was also instrumental in helping Merrill Lynch increase its national trust presence while serving as Chief Compliance Officer for its trust companies located in California, Florida, New Jersey, Illinois, and Texas.
Highly engaged in the community, Zaleski has served as a director on boards for the Boy Scouts of America, multiple animal shelters, local symphonies and trust and estate planning councils.  He currently serves on the Santa Fe Estate Planning Council's Board and the New Mexico Banker's Trust Committee.
Zaleski holds a Bachelors of Business Administration degree in finance from American International College, Springfield, MA where he was elected to Alpha Sigma Lambda (National Evening School Honor Society). He is also an honors graduate of the BAI National Trust School at the University of Wisconsin, Madison, WI and graduated from the Massachusetts Banker's Trust School of Banking at Williams College, Williamstown, MA.
"I can't begin to describe how pleased and humbled I am to be invited to join LANB's Senior Management Team," states Zaleski.  "I look forward to building upon the wonderful client and community service reputation LANB stands for in our Los Alamos, Santa Fe and Albuquerque markets."
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Los Alamos National Bank (LANB) is one of the largest locally-owned banks in New Mexico with current assets of more than $1.4 billion. Through the responsive work of over 300 professional employees, LANB is proud to offer a full range of banking services with the highest degree of customer service to businesses and residents in Northern New Mexico and the Albuquerque metro. A true community bank with six full-service locations, LANB ranks as one of the top mortgage lenders in the state. LANB has been voted "Best Bank in Santa Fe" by the readers of the Santa Fe Reporter for the past ten years. LANB was the first corporation in New Mexico, as well as the first and only bank in the nation, to earn the prestigious Malcolm Baldrige National Quality Award. Founded in 1963, LANB is a subsidiary of Trinity Capital Corporation headquartered in Los Alamos, N.M. For more information visit LANB.com or call 505-662-5171 (Los Alamos/Santa Fe) or 505-449-5100 (Albuquerque).